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                                                                     Exhibit 99


                                 NEWS FROM [LAKES LOGO]

                                       For more information: Gregory J. Griffith
                                                                William P. Blake
                                                                  (317) 497-6100

                                                           FOR IMMEDIATE RELEASE

              GREAT LAKES ANNOUNCES TENDER OFFER FOR NOWSCO SHARES

     WEST LAFAYETTE, Indiana, May 4, 1996 -- Great Lakes Chemical Corporation (NYSE:GLK) today announced it has entered into a Pre-Acquisition Agreement with Nowsco Well Service Ltd. (Nowsco) pursuant to which Great Lakes will make an offer to purchase all of the outstanding shares of Nowsco at a price of Cdn.$30.90 per share payable in cash. There are approximately 22.5 million shares outstanding, giving the bid an aggregate value of approximately Cdn.$695 million (U.S.$502 million). The offer follows a competing bid for Nowsco made by BJ Services Company of Houston, Texas, at a price of Cdn.$27.00 per share which was mailed to shareholders on April 12, 1996.

     Under the terms of the Pre-Acquisition Agreement, Nowsco has agreed to support the offer by Great Lakes and not to solicit or encourage any competing offers. Nowsco's Board of Directors has unanimously resolved to recommend that shareholders accept the offer. Nowsco has received an opinion from RBC Dominion Securities Inc. that the offer is fair to shareholders from a financial point of view. The offer represents a premium of 51 percent over the closing price of Nowsco's common shares on The Toronto Stock Exchange on April 2, 1996, which is the day before the first public announcement of BJ Services Company's proposal to make an offer for the shares of Nowsco.

     Headquartered in Calgary, Alberta, Nowsco is a publicly traded, international well service company operating in most of the major oil and gas producing regions of the world. The company's shares trade on The Toronto Stock Exchange (symbol NWS) and also on the NASDAQ National Market (symbol NWSLF).

     Robert B. McDonald, chief executive officer and president of Great Lakes, stated, "The addition of Nowsco, a dynamic, technically oriented service provider to the oil and gas industry, satisfies our highly selective acquisition criteria. Additive to earnings from day one, this move builds on our core competencies in high-growth, specialty businesses. Combining the technical and marketing strengths of Nowsco and OSCA, Inc., our wholly owned, international well service subsidiary, we not only will have the critical mass necessary to compete in this important industry, but have built another strategic platform from which to grow."

     He elaborated, "Nowsco's technological innovations in the applications of coil tubing services, combined with OSCA's production-enhancing product lines, provides the industry with cost-effective solutions designed to maximize the output of oil and gas wells. Together, Nowsco and OSCA create a formidable competitor, capable of providing a full range of products and services to the multibillion dollar oil and gas industry."

     Nowsco's chairman and chief executive officer, Pat Shouldice, added, "Nowsco's Board of Directors has unanimously approved this transaction. In our opinion, the Great Lakes offer is in the best interests of Nowsco's shareholders, customers and employees and will perpetuate Nowsco's commitment to technology


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and "best value service" to its clients, which is consistent with the common philosophy of both Nowsco and Great Lakes. The financial, technical and global strength of Great Lakes can only add to the growing potential of Nowsco. Nowsco will be promptly mailing a Directors' Circular to shareholders recommending that shareholders accept the Great Lakes offer."

     Great Lakes' offer will be conditional upon at least 66 2/3 percent of the outstanding Nowsco shares (on a diluted basis) being deposited under the offer. Upon completion of the offer, Great Lakes intends to seek to acquire, at the offer price, all common shares of Nowsco that remain outstanding through a subsequent compulsory acquisition or a "going private transaction". The offer will also be conditional upon, among other things, the receipt of approval under the Investment Canada Act on terms satisfactory to Great Lakes, as well as all other requisite regulatory approvals. In addition, it will be a condition of the offer that there shall not have occurred any breach or termination of the Pre-Acquisition Agreement. The Pre-Acquisition Agreement provides for the payment by Nowsco of certain fees to Great Lakes upon the occurrence of certain events.

     Great Lakes Chemical Corporation is the leading producer of certain specialty chemicals for such applications as flame retardants, polymer stabilizers, fire extinguishants, water treatment and petroleum additives; and for the past 20 years, the company has provided products and services to the oil and gas industry. The stock of the company is traded on the New York Stock Exchange under the symbol GLK. Great Lakes expects to mail its formal offer to Nowsco shareholders within the next few days, and Nowsco will include in the mailing its Directors' Circular recommending that shareholders accept the Great Lakes offer.


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